Exhibit 99.1

 March 2015  Creating a New Medical Device Company Positioned for Growth

 Forward-Looking Statements  This presentation includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as "anticipate," "expect," "plan," "could," "may," "will," "believe," "estimate," "forecast," "goal," "project," and other words of similar meaning. Forward-looking statements in this presentation include, but are not limited to, statements about the benefits of the transaction; expected revenue growth rates; the expected timing of the completion of the transaction; and the combined company's plans, objectives, expectations and intentions with respect to future operations, products and services. Each forward-looking statement contained in this presentation is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, uncertainties as to the timing of the transaction; uncertainties as to whether Uroplasty shareholders and Vision-Sciences shareholders will approve the transaction; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the risk that shareholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of either company's control; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Uroplasty and Vision-Sciences may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on each company's respective business relationships with third parties; transaction costs; actual or contingent liabilities; the adequacy of the combined company's capital resources; and the risks identified under the heading "Risk Factors" in the joint proxy statement/prospectus filed with the SEC on February 23, 2015, Uroplasty's Annual Report on Form 10-K, for the fiscal year ended March 31, 2014, filed with the SEC on June 9, 2014, and Vision-Sciences' Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on May 30, 2014, as well as both companies' subsequent Quarterly Reports on Form 10-Q and other information filed by each company with the SEC. Uroplasty and Vision-Sciences caution investors not to place considerable reliance on the forward-looking statements contained in this presentation. You are encouraged to read Uroplasty's and Vision-Sciences' filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this document, and Uroplasty and Vision-Sciences undertake no obligation to update or revise any of these statements. Uroplasty's and Vision-Sciences' businesses are subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

 In connection with the proposed merger, Vision-Sciences has filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of Uroplasty and Vision-Sciences that also constitutes a prospectus of Vision-Sciences. The registration statement was declared effective by the SEC on February 20, 2015. On February 23, 2015, Uroplasty and Vision-Sciences filed the joint proxy statement/prospectus with the SEC. On or about February 26, 2015, Uroplasty and Vision-Sciences mailed the joint proxy statement/prospectus to their respective shareholders. Investors are urged to read the joint proxy statement/prospectus, because it contains important information. The registration statement, joint proxy statement/prospectus and other documents filed by Uroplasty and Vision-Sciences with the SEC are available free of charge at the SEC's website (www.sec.gov) and from Uroplasty and Vision-Sciences. Requests for copies of the joint proxy statement/prospectus and other documents filed by Uroplasty with the SEC may be made by contacting Brett Reynolds, Senior Vice President, Chief Financial Officer by phone at (952) 426-6152 or by email at brett.reynolds@uroplasty.com, and request for copies of the joint proxy statement/prospectus and other documents filed by Vision-Sciences may be made by contacting Gary Siegel, Vice President, Finance by phone at (845) 848-1085 or by email at gary.siegel@visionsciences.com.Uroplasty, Vision-Sciences, their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from Uroplasty's and Vision-Sciences' respective shareholders in connection with the proposed transaction. Information about the directors and executive officers of Uroplasty and their ownership of Uroplasty stock is set forth in Uroplasty's annual report on Form 10-K for the fiscal year ended March 31, 2014, and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on July 22, 2014. Information regarding Vision-Sciences' directors and executive officers is contained in Vision-Sciences' annual report on Form 10-K for the fiscal year ended March 31, 2014 and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on June 17, 2014. Additional information regarding the participants in the solicitation of Uroplasty and Vision-Sciences shareholders has been included in the joint proxy statement/prospectus filed with the SEC on February 23, 2015 and mailed to their respective shareholders beginning on or about February 26, 2015. These documents can be obtained free of charge from the sources indicated above. Certain directors, executive officers and employees of Uroplasty and Vision-Sciences may have direct or indirect interest in the transaction due to securities holdings, vesting of equity awards and rights to severance payments.  Important Additional Information

 The Merger    (NASDAQ: CGNT) - Merger expected to accelerate growth -- Highly complementary organizations and capabilities - - Expands innovative product offerings in urology - - Creates platform for growth in addressable $1.3 billion flexible endoscopy market -Innovative medical device company with greater scale, a stronger financial profile and potential for sustainable 15% revenue growth beginning year two

 Deal At-a-Glance   Stock-for-stock deal with fixed exchange ratio of 3.6331 VSCI shares issued for every UPI shareUroplasty shareholders to own 62.5% and Vision-Sciences shareholders to own 37.5% upon completion of the merger (excluding shares issuable upon conversion of notes and warrants held by Vision-Sciences’ Board Chairman, which were amended in connection with the merger agreement)Transaction subject to customary closing conditions, including both companies’ shareholder approvalsUPI and VSCI shareholder meetings scheduled for March 30, 2015, with closing expected on March 31, 2015Uroplasty management team to lead combined operations Board of Directors will be comprised of the five existing Uroplasty board members and three representatives from the existing Vision-Sciences board

 This Combination Will…  Leverage the current capacity in Uroplasty’s 44 person U.S. sales team and 8 person International sales team; capitalize on existing relationships in urology to accelerate revenue growth of combined companyMake our sales team more relevant and more valuable to their customers with a growing portfolio of innovative technologies that address emerging market needsCreate a platform for growth in other specialties that currently perform endoscopic procedures in physician offices and hospitals; total addressable market of $1.3 billion  Convert efficacy leadership into market leadership

 Urology Market Dynamics   Costs of practice are rising while reimbursement is flat to decliningPatient population with urologic disorders is predominantly beyond middle age (> 55 years); growth in the senior population, along with the large volume of chronic conditions, is increasing patient demand Forecasted shortage of urologists (450 annual retirees “replaced” by 280 annual graduates) in combination with increasing demand highlights need for improved efficiencyLack of effective therapies for many conditions; market seeking innovative new diagnostic and therapeutic solutions to address unmet treatment needs  By 2020, some project urology as the most “in-demand” specialty

  Company Summary  Gross Margin  Uroplasty at a Glance  Note: 3/31 Fiscal Year End   Total Revenue  Founded in 1992NASDAQ: UPIHQ in Minnetonka, MNFY14 revenue: $24.6 million118 team members at 12/31/14  Product Revenue Mix

 Uroplasty, Inc. (UPI)  Committed to Offering Transformative Treatment Options to Voiding Dysfunction Patients  Uroplasty: Changing Care to Change Lives  Urgent PC®  The Only Commercially Available Non-Drug, Non-Surgical Treatment for Overactive Bladder (OAB)Simple and effectiveClinical validationAttractive economicsLarge unmet market      Injectable Bulking Agent to Treat Female SUIBest-in-Class ProductPMA approved  Macroplastique®

   AUA/SUFU Overactive Bladder Treatment Guideline

 3rd Line Treatment Addressable U.S. Market  Urgent PC® Adoption DriversRapidly Aging PopulationDemand for Minimally Invasive OptionsLower Risk of Adverse Events & Shorter Recovery TimesIncreasing Awareness of OABImproved Healthcare Economics

 Fecal Incontinence Indication in U.S.   CONFIDeNT Study (United Kingdom)Physician-initiated, multi-center, double-blinded RCT of PTNS vs. sham12 weekly PTNS treatments, 30 minutes per treatment1:1 randomization, 227 patients (115 PTNS arm, 112 sham arm)Primary outcome: Proportion of patients achieving ≥ 50% reduction in weekly fecal incontinence episodes (FIE) similar in both arms; 38% in the PTNS arm vs. 31% in the sham armConclusion from 12 week CONFIDeNT results: PTNS has no significant benefit over sham electrical stimulation in the treatment of fecal incontinence.

 U.S. Fecal Incontinence Pivotal Trial Status  Patient outcomes seen in the CONFIDeNT Study differ from other published clinical data as well our own unpublished U.S. fecal incontinence (FI) pilot study results.However, additional studies will be needed to resolve differences in data before initiating a pivotal study of PTNS for FI in the U.S.There are significant costs and time delays associated with additional pilot studies needed to determine the optimal FI population and evaluation parameters for a pivotal study of PTNS for FI.Due to these high additional costs and delays before we can initiate a pivotal trial, we will suspend efforts to obtain a FI indication for PTNS in the U.S.The clinical experience with PTNS outside the U.S. continues to be positive, and the value of PTNS as a minimally invasive therapy for patients suffering from fecal incontinence continues to be demonstrated by its ongoing use by physicians and other clinicians in several countries outside the U.S.  The clinical experience with PTNS outside the U.S. continues to be positive, and the value of PTNS as a minimally invasive therapy for patients suffering from fecal incontinence continues to be demonstrated by its ongoing use by physicians and other clinicians in several countries outside the U.S.

  Company Summary  Proprietary Technology Platform  Vision-Sciences At-a-Glance   Total Revenue  Founded in 1987NASDAQ: VSCIHQ in Orangeburg, NYFY14 revenue: $17.1 million98 team members at 12/31/14  Note: 3/31 Fiscal Year End

 The EndoSheath® Solution   Innovative technology ensures an “Always Ready, Always Sterile” endoscope

 The Growing Need Met by EndoSheath®  Cross-ContaminationA Significant Healthcare Issue“…at minimum, endoscope reprocessing problems… can lead to life-threatening infections.”  Listed in the “Top 10” each of the last 5 years

 The Superbug  Nationwide Headlines“Superbug Infects Patients at UCLA” “Why is FDA dropping ball on 'superbug'?” “Lawmaker asks Congress to investigate” “Federal fiddling lets superbugs kill”FDA Issues Endoscope WarningEven the reprocessing won’t disinfect completelyAgency updating the scope risk information

 Vision-Sciences Comparative Reprocessing

 EndoSheath® Value Proposition  “Always Ready, Always Sterile”  Patented system allows for complete isolation of reusable endoscope from patient and user  Enables Practices to Treat More Patients in Less Time, Creating Physician Capacity to Address the Growing Challenge of Managing Increasing Demand

 Cogentix Medical at a Glance   Total Revenue   Product Revenue Mix    Forecasting revenue of approximately $50 million for fiscal year beginning April 1, 2015   Organization  56 direct sales reps in U.S. and 8 direct sales reps intl.Focus on urology, with access to adjacent specialtiesScalable manufacturing

 Cogentix Medical: Financial Profile  Trailing twelve month (12/31) combined revenue of $43.7 million$25.9 million for Uroplasty$17.8 million for Vision-SciencesTTM revenue represents growth of 9%Accelerating future revenue growth10% to 14% revenue growth anticipated for fiscal year beginning April 1, 201515% sustainable revenue growth anticipated beginning in second fiscal yearSynergies UPI sales team expected to accelerate VSCI growth in urology$3.0 million in anticipated cost synergies in FY16Gross margin expansion to 50% for VSCI product line within three years

 Cogentix Medical: Financial Metrics  Current combined market capitalization of $47.5 millionUPI = $26.0 millionVSCI = $21.5 millionCurrent combined enterprise value of $63.8 millionDebt = $26.5 millionCash = $10.2 millionEV = 1.5x TTM revenueEV = 1.3x projected FY16 revenueReverse stock split Joint proxy / prospectus asking VSCI shareholders to approve a reverse stock splitRange of 1:4 to 1:6 for reverse split

 Depth & Breadth of Leadership TeamDistribution Platform44 U.S. Sales Reps – Uroplasty12 U.S. Sales Reps – Vision Sciences8 International Sales RepsDistributor RelationshipsFunctional ExpertiseSalesMarketingRegulatoryQuality Reimbursement  Cogentix Medical: Growth Strategy  Licensing & acquisition opportunities exist to add underperforming yet innovative assets COGENTIX MEDICAL to exploit…Poor execution Due to weak leadership and sales teamsInability to fund sales teams and R&D Orphaned technologies Often within larger organizationsBalance sheet inefficiencies The wrong capital structureNew technologies ready for commercializationCogentix sales organization can penetrate market more quickly   Leverage Our Assets  Organic Growth + Expanded Product Portfolio

 Cogentix Medical: Growth Strategies  GoalsAcquire innovative assets at attractive valuations Accelerate revenue growth to 15% for products in portfolio Reward shareholders through improved valuationMetricsAnticipated near-term revenue of ~ $50 millionAspire to $100 million of revenue within three years       Organic Growth  Expanded Product Portfolio

 Summary   Benefits to ShareholdersCreates new Medical Device company positioned for growthExpands innovative product offerings in urologyExtends platform for growth in addressable $1.3 billion flexible endoscopy marketNext StepsRecord date of February 20, 2015Proxy mailed on February 26, 2015Shareholder vote scheduled for March 30, 2015